Exhibit 99



  SYSCO's Strong FY 1999 Performance Drives 14 Percent EPS and Sales Increases

         HOUSTON, Aug. 4 /PRNewswire/ -- SYSCO Corporation (NYSE: SYY) today reported that diluted earnings per share rose 14 percent to $1.08 on record sales of $17.4 billion, also a 14 percent gain, for the 53-week fiscal year ended July 3, 1999. In fiscal 1998 (52 weeks) diluted earnings per share were $0.95, prior to a second quarter fiscal 1998 accounting change of $28 million, and sales were $15.3 billion. Net earnings reached $362.3 million, 11.5 percent higher than last year's net earnings of $324.8 million before the accounting change.

         Fourth quarter diluted earnings per share were $0.35, a gain of 21 percent as compared to the $0.29 of the previous year's fourth quarter. Sales reached $4.8 billion for the 14-week quarter, 20.4 percent higher than the $4.0 billion attained in the 13-week quarter of 1998. Net earnings of $116.9 million, represented a 20 percent increase above the $97.5 million achieved in last year's fourth quarter.

         "Dining out continues to be one of America's favorite forms of entertainment and SYSCO benefited from the industry's economic health in fiscal 1999," said Bill M. Lindig, chairman and chief executive officer. "For the same period, the industry grew at about 4 percent in real terms, according to industry sources, while SYSCO grew at more than twice that rate. Our sales growth momentum strengthened as the year progressed and was particularly robust in the fourth quarter, reflecting our dedication to providing innovative product offerings and unequaled service to help our customers meet their patrons' needs.

         "As a result, marketing-associate-served territory sales grew to approximately 56 percent of SYSCO's traditional foodservice companies' sales volume during the fourth quarter versus 55 percent a year earlier. SYSCO brand product sales also continue to grow and represented about 49 percent of marketing-associate-served sales for the fourth quarter and 48 percent for fiscal 1999, up from approximately 47 percent in fourth quarter 1998 and 45 percent for fiscal 1998."

         Mr. Lindig said real sales growth was 11.6 percent for the 53-week year versus 52 weeks, after adjusting for about 1 percent for acquisitions and approximately 1 percent inflation. Real sales growth for the 14-week quarter compared to the 13-week quarter in 1998 was 19.9 percent after eliminating the effect of less than 1 percent for acquisitions and just under one-fifth of a point deflation.

         "We are very excited about the recently announced acquisitions of Buckhead Beef Company, Doughtie's Foods, Inc. and Newport Meat Company. The Newport acquisition as completed July 30 and the two remaining are scheduled to close during August," Mr. Lindig continued. "Together, the two suppliers of center-of-the-plate products to fine dining establishments solidify our position as one of the premier providers of fresh-cut beef, pork, veal, lamb and related products in Georgia and adjacent states as well as California and surrounding states. By bringing Doughtie's into the SYSCO family we can combine their business in Virginia, North Carolina and Maryland with our existing customer base in that area to support a new "fold-out" facility and substantially enhance our presence in the Mid-Atlantic region."
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         During the quarter a tornado destroyed the facility in Stroud, Oklahoma operated by The SYGMA Network, Inc., SYSCO's chain restaurant distribution subsidiary. Fortunately, there were no fatalities or injuries to employees and service to customers continued as employees at other SYGMA and SYSCO locations rallied to deliver supplies to customers. However, the facility and its adjacent shop were declared a total loss. The complex is covered substantially by insurance and SYGMA will open a replacement facility approximately 100 miles away in Pryor, Oklahoma near Tulsa, which is anticipated to be operational November 1.

         "We are very fortunate to participate in a growing industry and to have a talented employee base that is committed to providing the most consistent quality products and outstanding service to our customers. Fiscal 2000 marks our 30th year as a public company and opportunities abound for SYSCO to assist our customers to continue satisfying customers' away-from-home-dining tastes," Mr. Lindig commented in closing. "We look forward to the new millennium and will continue to improve customer satisfaction by seeking innovative products and providing higher service levels, while being ever mindful of achieving our financial objectives."

         SYSCO is the largest foodservice marketing and distribution organization in North America. Generating annualized sales in excess of $17 billion, SYSCO provides its products and services to about 300,000 customers. The SYSCO distribution network currently extends throughout the entire contiguous United States as well as portions of Alaska and Canada.

         Statements made herein regarding industry growth, sales increases, customer mix, product cost inflation/deflation, consistency and predictability of earnings growth, acquisitions and facility openings are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They are based on current expectations and actual results may differ materially. Industry growth, sales increases, customer mix, product cost inflation/deflation and the consistency and predictability of earnings growth and acquisitions could be affected by conditions in the economy, the industry and internal factors that may alter planned results. Facility openings could be affected by those factors and could vary depending upon construction schedules.

         The comprehensive financial data for the fourth quarters of fiscal years 1999 and 1998 are summarized below.

($000 omitted except for per share data)                 For the Period Ended
                                                  July 3, 1999     June 27, 1998
                                                   (14 Weeks)       (13 Weeks)

Sales ......................................      $  4,818,633      $  4,001,374
Costs and expenses
     Cost of sales .........................         3,909,856         3,250,728
     Operating expenses ....................           697,444           574,875
     Interest expense ......................            19,097            15,612
     Other, net ............................               641               299
Total costs and expenses ...................         4,627,038         3,841,514
Earnings before income taxes ...............           191,595           159,860
Income taxes ...............................            74,722            62,345
Net earnings ...............................      $    116,873      $     97,515
Basic earnings per share ...................      $       0.35      $       0.29
Diluted earnings per share .................      $       0.35      $       0.29
Basic average shares outstanding ...........       330,586,514       336,624,083
Diluted average shares outstanding .........       334,811,582       340,244,952

         The comparative financial data for fiscal years 1999 and 1998 are summarized below.

($000 omitted except for per share data)                For the Period Ended
                                                  July 3, 1999    June 27, 1998
                                                   (53 Weeks)       (52 Weeks)

Total sales ...................................   $  17,422,815   $  15,327,536
Costs and expenses
     Cost of sales ............................      14,207,860      12,499,636
     Operating expenses .......................       2,547,266       2,236,932
     Interest expense .........................          72,839          58,422
     Other, net ...............................             963              53
Total costs and expenses ......................      16,828,928      14,795,043
Earnings before income taxes ..................         593,887         532,493
Income taxes ..................................         231,616         207,672
Earnings before cumulative effect of accounting
     change ...................................         362,271         324,821
Cumulative effect of accounting change ........            --           (28,053)
     Net earnings .............................   $     362,271   $     296,768
Earnings before accounting change:
     Basic earnings per share .................   $        1.09   $        0.95
     Diluted earnings per share ...............   $        1.08   $        0.95
Cumulative effect of accounting change:
     Basic earnings per share .................            --     $       (0.08)
     Diluted earnings per share ...............            --     $       (0.08)
Net earnings:
     Basic earnings per share .................   $        1.09   $        0.87
     Diluted earnings per share ...............   $        1.08   $        0.86
Basic average shares outstanding ..............     332,913,546     340,380,477
Diluted average shares outstanding ............     336,796,669     343,440,181

/CONTACT: Diane Day Sanders, Vice President and Treasurer of SYSCO Corporation, 281-584-1390/ 09:07 EDT